Exhibit 99.1

News Release

Contact:

Juan José Orellana

Investor Relations

Molina Healthcare, Inc.

562-435-3666, ext. 111143

MOLINA HEALTHCARE ANNOUNCES 2007 GUIDANCE

LONG BEACH, California (January 18, 2007) — Molina Healthcare, Inc. (NYSE: MOH) today announced its guidance for 2007. For its 2007 fiscal year, the Company expects:

Earnings per diluted share of approximately	$1.75 - $1.90
Net income of approximately	$50.5 - $54.9 million
Premium revenue of approximately	$2.6 billion
Medical care costs as a percentage of premium revenue of approximately	86.2%
Core G&A (administrative expenses excluding premium taxes) as a percentage of total revenue of approximately	7.0%
Administrative expenses (including premium taxes) as a percentage of total revenue of approximately	10.3%

The Company’s claims reserving methodology remains consistently applied. Accordingly, the Company’s guidance does not anticipate any net impact from out-of-period claims development for the 2007 fiscal year.

Guidance for 2007 assumes an effective tax rate of 38.4%, and weighted average diluted shares outstanding of 28.9 million.

The Company will report its results for the fourth quarter and year ended December 31, 2006, after the market closes on Tuesday, February 13, 2007. The Company’s management will host a conference call and webcast to discuss its results at 5:00 p.m. Eastern time on the same day. The number to call for this interactive conference call is 212-748-2799, and the webcast can be accessed on the Company’s website at www.molinahealthcare.com, or at www.earnings.com. A 30-day online replay will be available approximately one hour following the conclusion of the webcast.

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other government-sponsored programs for low-income families and individuals. Molina Healthcare, Inc. currently operates health plans in California, Michigan, New Mexico, Ohio, Texas, Utah, and Washington. More information about Molina Healthcare, Inc. can be obtained at www.molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains numerous “forward-looking statements”. All of the Company’s forward-looking statements are based on current expectations and assumptions that are subject to numerous known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially. Such factors include, without limitation, risks related to: the achievement of a decrease in the medical care ratio of our start-up health plans in Ohio and Texas; the achievement of projected savings from a decrease in the medical care ratio of our California health plan; an increase in enrollment in our Ohio and Texas health plans and in our dually eligible population consistent with our expectations; the Company’s ability to reduce administrative costs in the event enrollment or revenue is lower than expected; higher than expected costs associated with the addition of new members in Ohio or Texas or dually eligible members and risks related to the Company’s lack of experience with such members; the Company’s ability to accurately estimate incurred but not reported medical costs; the securing of premium rate increases consistent with our expectations; costs associated with the non-renewal of the Medicaid contract of the Company’s Indiana health plan; the successful renewal and continuation of the government contracts of the Company’s health plans; the availability of adequate financing to fund and/or capitalize the Company’s acquisitions and start-up activities; membership eligibility processes and methodologies; unexpected changes in member utilization patterns, healthcare practices, or healthcare technologies; high dollar claims related to catastrophic illness; changes in federal or state laws or regulations or in their interpretation; failure to maintain effective and efficient information systems and claims processing technology; potential reductions in funding for Medicaid and other government-sponsored healthcare programs; and other risks and uncertainties as detailed in the Company’s reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov. All forward-looking statements in this release represent the Company’s judgment as of January 18, 2007. The Company disclaims any obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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